Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
Balance Sheet
                     June 30, 2005
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-
Receivables:
Associated companies	1,410
Other	-
Notes receivable from associated companies	4,227
Prepayments and other	-
5,637

INVESTMENTS:
Other	6,738
6,738

DEFERRED CHARGES:
Accumulated deferred income taxes assets	1,482
Other	4,250
5,732

TOTAL ASSETS	$18,107

LIABILITIES & CAPITALIZATION

CURRENT LIABILITIES:
Accounts payable
Other	$-
Associated companies	-
Other	-
-

CAPITALIZATION:
Common stockholder’s equity	18,107
Long-term debt	-
18,107

DEFERRED CREDITS:
Other	-
-

TOTAL LIABILITIES & CAPITALIZATION	$18,107

                                                                                        Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
           Statement of Operations
(Unaudited)

	Three Months
	Ended	Year-to-date
	June 30, 2005	June 30, 2005

REVENUES	$80	$174

EXPENSES:

Other operating expenses	10	20
General taxes	-	-
Total expenses	10	20

INCOME BEFORE INTEREST & INCOME TAXES	70	154

INTEREST EXPENSES	-	-

INCOME TAXES	25	54

NET INCOME	$45	$100